January 8, 2008

CONSENT OF AUTHOR

U.S. Securities and Exchange Commission

Re: Colombia Goldfields Ltd. — Registration Statement on Form S-3 dated January 8, 2008

We hereby consent to the use by Colombia Goldfields Ltd., in connection with its Registration Statement on Form S-3 and related prospectus, and any amendments or supplements thereto (the "Registration Statement"), of our findings included in our report entitled "NI 43-101 Technical Report on the Marmato and Caramanta Projects, Departments of Caldas and Antioquia, Republic of Colombia", dated as of November 14, 2006 (the "Report"). We also consent to all references to us in the prospectus contained in such Registration Statement, including under the heading "Experts".

We hereby certify that we have read the Registration Statement and we have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the Report as a result of our providing the Report or that is within our knowledge as a result of the preparation of the Report.

MICON INTERNATIONAL LIMITED

/s/ William J. Lewis

William J. Lewis, B.Sc., P.Geo.
Senior Geologist

SUITE 900 - 390 BAY STREET, TORONTO ONTARIO, CANADA M5H 2Y2
Telephone (1) (416) 362-5135 Fax (1) (416) 362 5763